UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 16, 2004

HEALTHEXTRAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31014	52-2181356
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2273 Research Boulevard, 2nd Floor, Rockville, Maryland 20850

(Address of principal executive offices)

(301) 548-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Item 2.	Acquisition or Disposition of Assets.

On June 18, 2004, HealthExtras, Inc. (the “Company”), entered into a Stock Purchase Agreement by and among the Company and Kenneth J. Sack and the Sack Family Trust (the “Stock Purchase Agreement”), and pursuant to the Stock Purchase Agreement purchased all of the issued and outstanding capital stock of Managed Healthcare Systems, Inc. Kenneth J. Sack and the Sack Family Trust are collectively referred to herein as the “Sellers.” Managed Healthcare Systems is engaged in pharmacy benefit management.

The purchase price for the shares of Managed Healthcare Systems, Inc. consisted of the following:

(1)	An aggregate cash payment of $37,338,000.

(2)	Two Non-Negotiable Promissory Notes (the “Notes”) of the Company, one for each Seller, having an aggregate maximum principal amount of $4,000,000 payable pursuant to and subject to the conditions set forth in the terms of the Notes on or before August 1, 2005. The Notes bear interest at a rate of 3.5% per annum. The Company’s obligation to pay the principal of an interest on the Notes is subject to the satisfaction of certain revenue and gross profit criteria for the twelve months ended June 30, 2005, attributable to Managed Healthcare Systems. The Company also is entitled to offset against the Notes certain amounts the Sellers could owe to it under the indemnification provisions of the Stock Purchase Agreement.

(3)	100,739 shares of common stock of the Company.

(4)	Warrants to purchase, for ten years, up to an aggregate of 300,000 shares of the Company’s common stock at a purchase price of $15.45 per share, subject to the provisions in the Warrant, including performance based standards.

A contingent earn out provision could require an additional payment of up to $2 million.

For the year ended December 31, 2003, Managed Healthcare Systems, Inc. processed approximately 850,000 pharmacy claims and reported total pharmacy claims billings of approximately $48 million. Certain of Managed Healthcare Systems, Inc. revenues have historically been reported on a net basis consistent with its client and vendor contracts. To the extent that these contractual terms are modified or replaced, revenue recognition measures may change accordingly.

The Stock Purchase Agreement includes customary representations, warranties, and agreements. Under the Stock Purchase Agreement, the Sellers also agreed, among other things, not to compete with the Company’s pharmacy management business for a period of five years and to indemnify the Company, subject to certain limitations for breaches of representations and warranties, agreements and covenants. Mr. Sack and two other employees of Managed Healthcare Systems also entered into employment agreements with the Company for two years. The description of the Stock Purchase Agreement is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 4.1 to this Form 8-K.

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In connection with the Stock Purchase Agreement, the Company also entered into a Registration Rights Agreement (filed as Exhibit 4.2 to this Form 8-K), pursuant to which the Company has agreed to register, after two years, under the Securities Act of 1933 (the “Securities Act”), the common stock issuable upon exercise of the Warrants, for resale by the Seller, subject to the limitations provided for in the Registration Rights Agreement. The shares of common stock and the Warrants were issued in reliance upon the private offering exemption from compliance with the registration requirements of the Securities Act.

The Company borrowed $20 million pursuant to a term loan discussed below and used its working capital to make the cash payment portion of the purchase price for Managed Healthcare Systems. The Company entered into a Financing and Security Agreement (the “Financing Agreement”) with Wachovia Bank, National Association. This Financing Agreement relates to (i) a revolving credit facility in the maximum principal amount of $30 million, which replaces the previously existing $25 million revolving credit facility, and (ii) a term facility in the maximum principal amount of $20 million, the permitted use of which is limited to financing the purchase of Managed Healthcare Systems. The revolving credit facility is for the purpose of the payment of expenses incurred in the ordinary course of the Company’s business. The term facility is payable in equal installments of principal, together with the interest thereon, and is due and payable in full on June 17, 2008. The unpaid principal of the revolving credit facility, together with accrued interest at the LIBOR Market Index Rate plus 2% is payable in full on June 16, 2006. Monthly payments of interest are required. As of June 21, 2004, the Company had a total of $44.3 million in outstanding debt under the revolving credit facility and the term loan.

The Financing Agreement contains usual and customary provisions, including the Company’s grant to the Bank of a security interest in all of the Company’s accounts, inventory, chattel paper, equipment, investment property and general intangibles, among other things, and proceeds and products of those items as collateral for the loan under the revolving credit facility and the term facility.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of business acquired.

The financial statements of Managed Healthcare Systems, Inc. will be filed as soon as practicable but not later than 60 days from the date of this Current Report on Form 8-K is required to be filed, which is July 1, 2004.

(b)	Pro forma Information.

The pro forma information will be filed as soon as practicable but not later than 60 days from the date of this Current Report on Form 8-K is required to be filed, which is July 1, 2004.

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(c)	Exhibits.

Exhibit No.	Description

4.1	Stock Purchase Agreement by and among HealthExtras, Inc. and Kenneth J. Sack and The Sack Family Trust, dated as of June 18, 2004.

4.2	Registration Rights Agreement by and among HealthExtras, Inc. and Kenneth J. Sack and the Sack Family Trust, dated as of June 18, 2004.

4.3	Form of Common Stock Warrant

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:June 23, 2004	By:	/s/ Michael P. Donovan
Michael P. Donovan Chief Financial Officer and Chief Accounting Officer